Exhibit 99.1

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054, U.S.A.
Phone:	+1 603 883 5200
Fax:	+1 603 595 6993
Web:	www.gtsolar.com

GT Solar Appoints R. Chad Van Sweden to Board of Directors

MERRIMACK, N.H., Dec. 22, 2009 — GT Solar International, Inc. (NASDAQ:SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today announced the appointment of R. Chad Van Sweden to the company’s Board of Directors.  Mr. Van Sweden will be succeeding Richard K. Landers, who is stepping down from the Board of Directors.

Mr. Van Sweden is a Vice President of the GFI Energy Group of Oaktree Capital Management, L.P., a premier global alternative and non-traditional investment manager.  Prior to joining the GFI Energy Group in 2002, Mr. Van Sweden was an investment banking analyst with Credit Suisse First Boston and Donaldson, Lufkin & Jenrette from 2000 to 2002, focused on mergers and acquisitions in the energy and power sector.  Mr. Van Sweden also serves as a director of Turbine Generator Maintenance, Inc., a provider of turnkey maintenance and repair services for steam and combustion turbines and associated equipment.

“Chad brings a vast amount of knowledge about the energy industry as well as his experience with corporate finance.  His skills and experience are an excellent complement to those of his fellow directors. We are excited to welcome Chad to our Board and look forward to his input,” said J. Bradford Forth, chairman of GT Solar.  “I would also like to thank Richard for his valued guidance and contributions over the years.”

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.